UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
August 3, 2010
Date of Report (Date of earliest event reported)
PRGX Global, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Georgia	0-28000	58-2213805

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100
Atlanta, Georgia	30339 - 5949

(Address of Principal Executive Offices)	(Zip Code)
(Registrant’s Telephone Number, Including Area Code): 770-779-3900
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On August 9, 2010, PRGX Global, Inc. (the “Company”) entered into the Seventh Amendment (the “Amendment”) to its Shareholder Protection Rights Agreement (the “Shareholder Rights Plan”) with American Stock Transfer and Trust Company, a New York banking corporation and successor in interest to Wachovia Bank, National Association, as Rights Agent, dated as of August 9, 2000 (previously amended on March 12, 2002, August 16, 2002, November 7, 2005, November 14, 2005, March 15, 2006 and September 17, 2007), to extend the expiration date of the Shareholder Rights Plan for one year. Following the Amendment, the Shareholder Rights Plan will continue in effect until August 12, 2011, unless the rights issued thereunder are earlier redeemed or amended by the Board of Directors of the Company.
     A copy of the Amendment is attached as Exhibit 4.1 to this report and is incorporated herein by reference. The foregoing description of the Amendment and the Shareholder Rights Plan does not purport to be complete and is qualified in its entirety by reference to the Amendment and the Shareholder Rights Plan.

Item 3.03.	Material Modification to Rights of Security Holders.
     Please see the disclosure set forth under Item 1.01, which is incorporated by reference into this Item 3.03.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 3, 2010, the Company entered into a Separation Agreement (the “Separation Agreement”) with Larry Robinson, the Company’s former Senior Vice President-Audit Services-Americas. Pursuant to the Separation Agreement, the employment agreement between the Company and Mr. Robinson (the “Employment Agreement”) was terminated. As previously reported, Mr. Robinson’s employment relationship with the Company was terminated effective June 16, 2010 (the “Termination Date”). The material terms of the Separation Agreement are as follows:
     1. Post-employment Compensation. In accordance with the terms of the Employment Agreement with Mr. Robinson, the Separation Agreement provides for (a) the Company to make bi-weekly severance payments to Mr. Robinson based on his most recent annual salary for the period of sixty-eight (68) weeks from the Termination Date; (b)  Mr. Robinson to receive in March 2011 the bonus, if any, that he would have received for calendar year 2010, pro-rated based on the number of days he was employed in 2010 before the Termination Date (subject to the Company’s achievement of certain levels of EBITDA and consolidated revenues for 2010 and Mr. Robinson’s individual 2010 performance relative to individual performance objectives); (c) eligibility for medical, dental and vision insurance coverage for Mr. Robinson, his spouse, and his eligible dependents to continue for the period of sixty-eight (68) weeks from the Termination Date on the same basis and at the same cost as available to similarly-situated active employees; (d) vesting in full of Mr. Robinson’s outstanding unvested options, restricted stock and other equity based awards that would have vested based solely on his continued employment; and (e) all of Mr. Robinson’s outstanding stock options to remain outstanding until the earlier of (i) one year from the Termination Date or (ii) the original expiration date of the options. In addition, the Company will make a lump sum payment of $25,000 to Mr. Robinson.
     2. Business Protection Agreements. Mr. Robinson is bound by confidentiality provisions, non-competition covenants and non-solicitation restrictions concerning both customers and employees of the Company.
     3. Release. In order to collect his severance benefits, Mr. Robinson has signed and returned a release agreement, pursuant to which Mr. Robinson agreed to release all current or future claims, known or unknown, arising on or before the date of the release against the Company and its affiliates and their respective officers, directors, employees, agents, insurers, assigns, and successors in interest.
     The foregoing description is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits
The following exhibits are filed herewith:

Exhibit 4.1	Seventh Amendment to the Shareholder Protection Rights Agreement, dated August 9, 2010.
Exhibit 10.1	Separation Agreement dated August 3, 2010, by and between Mr. Larry Robinson and the Company

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRGX Global, Inc.
By:	/s/ Victor A. Allums
Victor A. Allums
Senior Vice President, Secretary and General Counsel

Dated: August 9, 2010

EXHIBIT INDEX

Exhibit Number	Description
4.1	Seventh Amendment to the Shareholder Protection Rights Agreement, dated August 9, 2010.
10.1	Separation Agreement dated August 3, 2010, by and between Mr. Larry Robinson and the Company